Exhibit 99.1

A Letter from Andy Marsh: Statement Concerning the Incident at the P&G Pineville Facility

May 29th, 2018

Plug Power was deeply saddened to learn that a forklift operator at the Procter & Gamble Pineville, Louisiana plant was involved in an accident and passed away in the early morning hours of Thursday, May 24th. The forklift was powered by a Plug Power fuel cell.

At this time, we do not know the root cause of the accident. We have been working to help Procter & Gamble investigate the root cause.

The Pineville plant utilizes equipment from multiple vendors. The Plug Power fuel cell unit is just one part of that larger system. We and other suppliers involved in the Procter and Gamble material handling system are actively contributing to the root cause investigation of this accident.

Procter & Gamble is leading the investigation, working with all parties and federal, state, local authorities to determine what happened in advance of the accident as well as the root cause.

We strive to design, build, monitor, and service our equipment to the highest standards. Our material handling power units are designed to meet the safety requirements of UL2267 - Standard for Fuel Cell Power Systems for Installation in Industrial Electric Trucks. Given our tens of thousands of power units that safely operate worldwide each day, we remain confident in both the design and opportunity our equipment provides. That said, as this investigation progresses we will take every piece of information we receive into consideration as we pursue any improvements we can make.

Again, our condolences are with the family and friends of the P&G employee in this tragic time.

Sincerely,

Andy Marsh

CEO Plug Power